EXHIBIT 10(gg)


January 30, 1998



Mr. George R. Ditomassi, Jr.
152 Tennyson Drive
Longmeadow, MA  01106

Dear George:

In connection with the termination of your employment with Hasbro, Inc. (the "Company") and your resignation as an officer of the Company and as an officer and director of various divisions and subsidiaries of the Company, on January 31, 1998 the "Company" will pay you the basic severance benefits described in Section 2 of the attached "Description of Severance Benefits" if you do not sign and return this letter by February 20, 1998.

If you timely sign and return this letter, the Company will pay and provide you the enhanced severance benefits subject to the terms and conditions outlined in Section 1 of the attached "Description of Severance Benefits". By signing and returning this letter you will be agreeing to the terms and conditions set forth in the numbered paragraphs below, including the release of claims set forth in paragraph 2. You should consult with your own attorney before signing this letter and may take up to twenty-one (21) days to do so.

If after reviewing this letter with your attorney, you find the terms and conditions are satisfactory to you, you should sign and return this letter to Bob Carniaux, Vice President, Human Resources in the enclosed envelope
by February 20, 1998.   If you sign this letter, you may change your mind
and revoke your agreement during the seven (7) day period after you have signed it. If you do not so revoke, this letter will become a binding agreement between you and the Company upon the expiration of the seven (7) day revocation period.

The following numbered paragraphs set forth the terms and conditions which will apply if you timely sign and return this letter and do not revoke it within the seven (7) day revocation period:

  1.   Description of Severance Benefits.
       ---------------------------------
  The severance benefits to be paid to you if you timely sign and return this letter are as described in Section 1 of the attached "Description of Severance Benefits". The payment of these benefits is subject to the terms of this letter and the terms of the Company's Severance Benefits Plan for Salaried Employees (the "Severance Plan").


  2.   Releases.
       --------
   (a). You hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, and any subsidiary or affiliated organization of the Company or their current or former officers, directors, stockholders, corporate affiliates, attorneys, agents and employees (the "Released Parties") from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys' fees and costs), of every kind and nature, known or unknown, which you ever had or now have against the Released Parties, including, but not limited to, all claims arising out of your employment, all claims arising out of the termination of your employment, all claims arising from any failure to re-employ you, all claims of race, sex, national origin, handicap, religious, sexual preference, benefit and age discrimination, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 2000 et seq., the Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq., the Americans with Disabilities Act of 1990, 29 U.S.C. Section 12101 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. Section 1001 et seq., and similar state or local statutes, wrongful discharge claims, common law tort, defamation, breach of contract and other common law claims, and any claims under any other federal, state or local statutes or ordinances not expressly referenced above.

   (b). The Company hereby fully, forever, irrevocably and unconditionally releases. remises and discharges you from any and all claims, charges, complaints, demands, actions, causes of actions, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities and expenses (including attorneys' fees and costs), of every kind and nature, known or unknown, which the Company ever had or now has against you, provided that this release will not extend to any intentional or criminal wrongs, any contractual obligation you have to the Company, and any matter relating to any violation of any statute, regulation or other public law except to the extent you would otherwise be indemnified by the Company. This release shall not extend to any shareholder derivative suits.

  3.	  Covenant Not To Sue.
       -------------------
   (a). You represent and warrant that you have not filed any complaints, charges, or claims for relief against the Released Parties. You further agree not to bring any complaints, charges or claims against the Released Parties with respect to any matters arising out of your employment with or termination from employment with the Company.

   (b). The Company represents and warrants that it has not filed any complaints, charges, or claims against you. The Company further agrees not to bring any complaints, claims or charges against you with respect to any matters arising out of your employment or termination from employment with the Company provided that this covenant by the Company will not extend to any intentional or criminal wrongs, any contractual obligation you have to the Company, and any matter relating to any violation of any statute, regulation or other public law. This covenant shall not extend to any shareholder derivative suits.

  4.	  Proprietary Information.
       -----------------------
  You acknowledge and reaffirm your representations and obligations as set forth in the Invention Assignment and Proprietary Information Agreement which you previously signed in connection with your employment with the Company.

  5.   Nature of Agreement.
       -------------------
  You and the Company understand and agree that this letter agreement is a severance and settlement agreement and does not constitute an admission of liability or wrongdoing on the part of you, the Company, or any other person.

  6.   Amendment.
       ---------
  This letter agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by a duly authorized representative of the parties hereto. This agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators. No delay or omission by the Company in exercising any right under this agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

  7.   Validity.
       --------
  Should any provision of this letter agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby and said illegal and invalid part, term or provision shall be deemed not to be a part of this agreement.

  8.   Confidentiality.
       ---------------
  You and the Company acknowledge, understand and agree that the terms and contents of this letter agreement, and the contents of the negotiations and discussions resulting in this agreement, shall be maintained as confidential by you and your agents and representatives and the Company, and any dispute resolved by this agreement shall also remain confidential,
and 	none of the above shall be disclosed except to the extent required by federal or state law or as otherwise agreed to in writing by you and an officer of theCompany.

  9.   Entire Agreement and Applicable Law.
       -----------------------------------
  This letter agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to your severance benefits and settlement of claims against the Company and cancels all previous oral and written negotiations, agreements, commitments, and writings in connection therewith. This agreement shall be governed by the laws of the State of Rhode Island to the extent not preempted by federal law.

  10.  Acknowledgments.
       ---------------
  You acknowledge that you have been given at least twenty-one (21) days to consider this letter agreement and that the Company advised you to consult with any attorney of your own choosing prior to signing this letter. You may revoke this agreement for a period of seven (7) days after signing this letter, and the agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period.

  11.  Voluntary Assent.
       ----------------
  You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this letter agreement, and that you fully understand the meaning and intent of this agreement. You state and represent that you have had an opportunity to fully discuss and review the terms of this agreement with an attorney. You further state and represent that you have carefully read this letter, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

  12.  Covenant Not to Compete.
       -----------------------
   (a). You agree that you will not, without written consent of the Company, at any time during which Severance Benefits are payable under this letter agreement and for a period of one year from the date Severance Benefits cease under this letter agreement, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, render services or advice to, or be connected with, as partner, stockholder, director, officer, agent, employee, consultant or otherwise, any business, firm or corporation which competes with the Company in any country or line of business in which the Company is engaged.

   (b). You agree that during the period in which Severance Benefits are paid and thereafter for a period of one year, you will not interfere with any relationship, contractual or otherwise, between the Company and any other party, including; without limitation, any employee, customer, supplier, distributor, lessor or lessee, licensor or licensee, commercial or investment banker.

   (c).  You understand, acknowledge and agree that the provisions of this
Section 12 shall survive the termination of this letter agreement.

  13.  Legal Expenses.
       --------------
  The Company agrees to pay reasonable and documented legal expenses incurred by you in connection with drafting this letter agreement and related documents.


If you have any questions about the matters covered in this letter, please call Bob Carniaux, Vice President, Human Resources at (401) 727-5654.

                                                  Very truly yours,



                                                  /s/ Harold Gordon
                                                  -----------------
                                                  Harold Gordon
                                                  Vice Chairman
                                                  Hasbro, Inc.



I hereby agree to the terms and conditions set forth above and in the attached Description of Severance Benefits. I intend that this letter will become a binding agreement between me and the Company if I do not revoke my acceptance within seven (7) days.



                                   Signature /s/ George R. Ditomassi, Jr.
                                             ----------------------------
                                                (Employee's Name)
Date: January 31, 1998
      ----------------



To be returned in the enclosed envelope by February 20, 1998




                               HASBRO, INC.

                     DESCRIPTION OF SEVERANCE BENEFITS



Name of Employee: GEORGE R. DITOMASSI

Date of Offer:  January 30, 1998

Termination Date:  January 31, 1998




If you timely sign and return the attached letter and it becomes a binding contract between you and the Company, the Company will pay you the enhanced severance subject to the terms and conditions outlined in Section 1 below, the terms and conditions contained in the attached letter, this description, and the Company's Severance Benefits Plan for Salaried Employees.

If you do not timely sign and return the attached letter, the Company will pay you the basic severance benefits described in Section 2 below, subject to the terms and conditions contained in this description and the Company's Severance Benefits Plan for Salaried Employees.

Section 1.  Enhanced Severance Benefits.
            ---------------------------
  If you timely sign and return the attached letter and it becomes a binding contract between you and the Company, you will be entitled to an enhanced program of severance benefits consisting of:

   (a) severance pay at the base rate of $41,979.17 per month for 23 months commencing with February 1998 and payable monthly thereafter. Severance pay will be prorated for partial months eligible;

   (b) continuance of your current level of basic life insurance with the Company and you sharing the cost for this coverage on the same basis as the cost is shared between the Company and similarly situated active employees during the period of severance pay;

   (c) payment by the Company of premiums associated with maintaining up to $800,000 in supplemental term life insurance coverage for the period of severance pay and subject to your filing the appropriate application including a statement of health or other required documentation for such coverage with the Company's group life insurance carrier and subject to the carrier's approval of such coverage.

   (d) continuance of your current medical and dental coverage during the period of severance pay, with the Company and you sharing the cost for this coverage on the same basis as the cost is shared between the Company and similarly situated active employees during the same period, and with your right to continued coverage (or conversion to an individual policy) at your own expense where available beginning when the extended coverage under this item(d) ends;

   (e) continuance of your leased company executive automobile or allowance benefit during the period of severance pay;

   (f) continuance of reimbursement for reasonable expenses for executive income tax filing preparation and advising services during the severance pay period;

   (g) subject to the approval of the Compensation and Stock Option Committee of the Board of Directors of the Company, any previously granted stock options will continue to vest during the severance pay period as if you continued to be an employee of the Company. Subject to the approval of the Compensation and Stock Option Committee of the Board of Directors of the Company, at the conclusion of the severance pay period all previously granted options will vest and be exercisable for a period of one year thereafter except that premium priced options granted on February 12, 1993, February 17, 1995 and September 17, 1997 will vest and be exercisable for three years thereafter;

   (h) if you begin full time regular non-temporary employment with an employer other than the Company during the period of severance pay your right to severance pay will end but the following benefits will be continued for the remainder severance period but only to the extent that they are not provided by your new employer: reimbursement for income tax service expenses, executive automobile, continuance of basic and supplemental life insurance coverage at Company expense, continuance of medical and dental coverage partially at Company expense and continued vesting of stock options.

Section 2.  Basic Benefits.
            --------------
  If you do not timely sign and return the attached letter , you will be entitled to a program of severance benefits consisting of:

   (a) severance pay at your base rate of pay (as in effect immediately before termination and exclusive of any bonuses, commissions, overtime pay, or other extra forms of compensation) for three (3) weeks;

   (b) a lump sum payment to be made at the end of the period of severance pay for your unused vacation that has been granted for use in the current year;

   (c) continuance of your current level of basic, supplemental and dependent life insurance with the company and you sharing the cost for this coverage on the same basis as the cost is shared between the company and similarly situated active employees during the period of severance pay;

   (d) continuance of your current medical and dental coverage during the period of severance pay, with the Company and you sharing the cost for this coverage on the same basis as the cost is shared between the Company and similarly situated active employees during the same period, and with your right to continued coverage (or conversion to an individual policy) at your own expense where available beginning when the extended coverage under this item (d) ends;

  If you begin new employment during the period of severance pay, your right to severance pay and continuance of basic, supplemental and dependent life insurance coverage and of medical and dental coverage partially at Company expense shall end when the new employment begins and you shall be obligated to repay to the Company any severance pay paid to you and any premiums paid by the Company for basic life insurance coverage and the Company's share of the cost for medical and dental coverage paid after you begin the new employment.

Section 3.  Other Provisions.
            ----------------
   (a) You will be entitled to any benefits payable after or on account of termination of employment under any employee pension or welfare benefit plans, stock option plans, or other plans or programs or policies of the Company in accordance with their terms and conditions, unless otherwise stated above in Section 1.


   (b)  The Company may withhold from any payment described herein:

     (1) any federal, state, or local income or payroll taxes required by law to be withheld with respect to such payment;

     (2) such sum as the Company may reasonably estimate is necessary to cover any taxes for which the Company may be liable and which may be assessed with regard to such payment; and

     (3) such other amounts as appropriately may be withheld under the Company's payroll policies and procedures from time to time in effect.

   (c) The severance benefits described herein are the maximum benefits that the Company will pay. To the extent that the Company owes you any amounts in the nature of severance benefits under any other program, policy or plan of the Company, or to the extent that any federal, state or local law, including, without limitation, so-called "plant closing" laws, requires the Company to give advance notice or make a payment of any kind to you because of your involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, or similar event, the benefits provided hereunder or under the other arrangement shall either be reduced or eliminated to avoid any duplication of payment;

   (d) In the event of your death during the period of severance pay, the severance pay shall cease at death.



                       SUMMARY OF SEVERANCE BENEFITS
                                APPENDIX A


GEORGE R. DITOMASSI


ENHANCED BENEFITS

Severance Pay:                   You will receive 23 months of severance
                                 pay

Medical Coverage: *              You have Blue Choice POS - family coverage

Dental Coverage: *               You have Delta Dental Basic Plan - family
                                 coverage

Basic Life Insurance: *          You have $769,000 at no cost to you

Supplemental Life Insurance: *   $800,000 in coverage at no cost to you,
                                 subject to your submission to the
                                 insurance carrier of the insurance
                                 application, statement of health and other required documentation and subject to the approval of such coverage by the insurance carrier.

Dependent Life Insurance: *      You have waived coverage

* These benefit programs will remain in effect during the "Severance Pay" period and are based upon your current elections for 1998.


BASIC BENEFITS

Severance Pay:                   You will receive 3 weeks of severance pay

Medical Coverage: *              You have Blue Choice POS - family coverage

Dental Coverage: *               You have Delta Dental Basic Plan - family
                                 coverage

Basic Life Insurance: *          You have $769,000 at no cost to you

Supplemental Life Insurance: *   You have waived additional life insurance
                                 coverage

Dependent Life Insurance: *      You have waived coverage

* These benefit programs will remain in effect during the "Severance Pay" period and are based upon your current elections for 1998.


The above description of severance benefits is intended to assist you as a summary. The actual description of severance benefits and the terms and conditions which affect these benefits is contained in the Severance Description and Agreement letter which you received along with this summary. To the extent there may be any inconsistencies or difference between the summary and the terms of the letter, the terms of the letter are controlling.





January 30, 1998



Mr. George Ditomassi
152 Tennyson Drive
Longmeadow, MA  01106

Dear George:

In connection with the termination of your employment with Hasbro (the "Company") and your resignation as an officer of the Company, and as an officer and director of various divisions and subsidiaries of the Company as of January 31, 1998 and in consideration of the covenants contained in a Severance Agreement dated January 30, 1998 between you and the Company, the Company agrees to indemnify and hold you harmless as more particularly set forth in this letter agreement.

Subsequent to the termination of your employment, you shall be entitled to the same rights of indemnity for actions taken while an officer, director or employee of the Company as you currently have as an officer, director, former director or consultant of Hasbro or any of its various divisions or subsidiaries. In the event that the rights of indemnity of officers or directors of the Company are enhanced hereafter, you shall also be entitled to such enhanced rights of indemnity as they relate to action taken while you were an officer, director or employee of the Company.

The foregoing rights shall not be exclusive of any other rights to which you may be entitled under any agreement, vote, statute, by-law or otherwise. The provisions of this Agreement are separable and if any provisions or portion hereof shall for any reason be held inapplicable, illegal or ineffective, such result shall not affect any other right of indemnification or reimbursement whether provided herein or in any other document or form.

This Agreement shall be binding upon each of the parties and their successors and assigns and shall inure to the benefit of their heirs and legal representatives.

If the foregoing is acceptable to you, please sign the enclosed copy of this letter agreement and return it to me as soon as possible.

                                             Very truly yours,
                                             Hasbro, Inc.


                                             /s/ Harold Gordon
                                             -----------------
                                             Harold Gordon
                                             Vice Chairman, Duly Authorized

Accepted and agreed to:


/s/ George Ditomassi
--------------------
George Ditomassi